FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-05

Sent:	Monday, December 14, 2020 4:16 PM
Subject:	BANK 2020-BNK30 **XA Pricing Details ** Publics

NEW ISSUE CMBS:	$683.801mm BANK 2020-BNK30

CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Securities, Wells Fargo Securities, Morgan Stanley

CO-MANAGERS:	Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	DBRSM/Fitch/Moody’s	SIZE($MM)	Spread	CPN	$PX	YLD
X-A	AAA(sf)/AAAsf/Aaa(sf)	$541.624	T+165	1.345886	10.1997	2.42635
X-B	AA(low)(sf)/A-(sf)/NR	$142.177

POOL BALANCE	$814,473,443
NUMBER OF LOANS/PROPERTIES	40/62
WA MORTGAGE INT. RATE	3.1292%
WA CUT-OFF LTV	50.3%
WA UW NCF DSCR	3.23x
WA UW NOI DEBT YLD	12.0%
WA ORIG TERM TO MATURITY	120
WA ORIG AMORTIZING TERM	337
TEN LARGEST LOANS	70.6%
LOAN SELLERS	WFB(34.8%), MSMCH(30.9%), BANA(29.1%), NCB(5.3%)
TOP 5 STATES	NY(31.6%), CA(20.4%), FL(9.2%), IL(8.8%), UT(5.0%)
TOP 5 PROPERTY TYPES	OF(44.1%), RT(31.9%), IN(9.9%), MF(5.8%), HOT(4.0%)

RISK RETENTION Eligible vertical interest ("V")

MASTER SERVICER	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER	Greystone Servicing Company and National Cooperative Bank
TRUSTEE	Wilmington Trust
CERT ADMIN	Wells Fargo Bank
TRUST ADVISOR	Park Bridge Lender Services
INITIAL CONTROLLING CLASS REP	Eightfold Real Estate Capital
ATTACHED	TERM SHEET, ANNEX A-1

EXPECTED SETTLEMENT	On or about 12/22/2020

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.